Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contact:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Best Buy’s Fourth-Quarter Revenue Rises 9% to $9.2 Billion; Comparable Store Sales Increase By 2.8%

Company Expects Fourth Quarter Earnings at the Low End
of Its Range or Slightly Below

Fourth-Quarter Revenue Summary – Fiscal 2005

(U.S. dollars in billions)

	Revenue	Revenue Gain		Comparable Store Sales Gain(1)
Total Company	$9.2	9%		2.8%
Domestic	$8.2	8%		3.1%
International	$1.0	20	%(2)	0.5%

(1) Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

(2) The effect of fluctuations in foreign currency exchange rates accounted for approximately two-fifths of the international segment’s revenue gain for the fourth quarter of fiscal 2005.

MINNEAPOLIS, March 3, 2005 – Best Buy Co., Inc. (NYSE: BBY) today reported that revenue rose 9 percent to $9.2 billion for the fiscal fourth quarter ended Feb. 26, 2005, compared with $8.4 billion for the fourth quarter of the prior fiscal year. The opening of 78 new stores in the past 12 months and a comparable store sales gain of 2.8 percent drove the revenue increase.  Increased sales at the company’s 67 customer centricity segmented stores led the comparable store sales gain. The product categories at Best Buy where consumer spending grew fastest during the quarter included digital TVs, MP3 players, notebook computers, digital cameras, DVDs and appliances.

U.S. Best Buy stores reported a fourth-quarter comparable store sales gain of 3.1 percent, on top of a comparable store sales gain of 9.9 percent for the prior year’s quarter, reflecting an increase in the conversion rate (the percentage of shoppers who leave the store with a purchase) and a higher average ticket, which offset a modest decrease in customer traffic. The company’s international stores, comprised of Future Shop and Best Buy stores in Canada, had a modest comparable store sales gain, up 0.5 percent, despite a modest decline in the average ticket. Magnolia Audio Video stores – which sell high-end products through 20 stores in California, Oregon and Washington – posted revenue of approximately $50 million and a comparable store sales gain for the quarter of 1.8 percent, reflecting a modest improvement in the average ticket during the last two months of the quarter.

The company previously reported revenue for the fiscal month of December of $5.1 billion, including a comparable store sales gain of 2.5 percent.

“Consumers perked up as we closed the fiscal year, and our solid revenue gain allowed us to continue growing our market share,” said Brad Anderson, vice chairman and CEO of Best Buy. “We drove revenue gains by focusing on customers’ unmet needs and offering tailored solutions. As a result, more of our shoppers made purchases. Our measures also show that employees are more engaged with their work than ever before, and we believe that customers are noticing the difference.”

Anderson added, “Overall, we are pleased with our comparable store sales gain for the fiscal year of 4.3 percent, which was on top of the 7.1-percent increase of the prior year.”

Fiscal 2005 Revenue Increases by 12 Percent, Including 4.3% Comparable Store Sales Gain

Fiscal 2005 Revenue Summary

(U.S. dollars in billions)

	Revenue	Revenue Gain		Comparable Store Sales Gain(1)
Continuing Operations	$27.4	12%		4.3%
Domestic	$24.6	11%		4.4%
International	$2.8	21	%(2)	3.3%

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

(2) The effect of fluctuations in foreign currency exchange rates accounted for approximately one-third of the segment’s revenue gain for fiscal 2005.

For the 2005 fiscal year, total revenue rose 12 percent to $27.4 billion, compared with $24.5 billion for fiscal 2004, reflecting the opening of new stores and a comparable store sales gain of 4.3 percent. For the domestic segment, U.S. Best Buy stores had a fiscal 2005 comparable store sales gain of 4.4 percent, and Magnolia Audio Video had a fiscal 2005 comparable store sales gain of 4.5 percent. For the international segment, including Future Shop and Best Buy stores in Canada, the company reported a comparable store sales gain of 3.3 percent.

Company Narrows Earnings Guidance

Based on the revenue results for the quarter, Best Buy anticipates that its fourth-quarter earnings will be at the low end of, or slightly below, its range of $1.56 to $1.66 per diluted share. The new range reflected the quarter’s revenue results, a more promotional environment and an increase in inventory markdowns. This new guidance excluded the impact of the resolution of certain tax matters and adjustments in accounting practices described below. The mean analyst estimate was $1.61 per diluted share for the fourth quarter. For the first three quarters, the company had earnings from continuing operations of $1.24 per diluted share; accordingly, the company expects its earnings from continuing operations for fiscal 2005 to finish at the low end of, or slightly below, its range of $2.80 to $2.90 per diluted share, excluding the impact of the resolution of certain tax matters and adjustments in certain accounting practices.

“We saw several reasons for optimism in the fourth quarter,” said Darren Jackson, executive vice president - finance and CFO of Best Buy. “The customer centricity segmented stores collectively posted a high-single-digit comparable store sales gain for the quarter. Gift-card and Reward Zone redemptions supported our revenue growth for the quarter, despite the challenging 9.7% comparable store sales gain recorded in the fourth quarter of last year. We believe that our total market share improved during the quarter, to approximately 17 percent. We remain optimistic that we can drive more customer traffic in the coming year, thanks to improvements in our business, higher employee engagement, and the conversion of more stores to our customer-centric operating model. From the product side, we anticipate continued growth in digital TVs, MP3 players, notebook computers and services, which will be partially offset by declines in our analog businesses.”

Best Buy is expected to provide initial earnings guidance for the fiscal 2006 first quarter and year on March 30, 2005, the same time as it reports its financial results for the fourth quarter.

Company Resolves Certain Tax Matters and Adjusts Accounting Practices

For its fiscal 2005 fourth quarter, the company expects to reduce its tax contingencies reserve based on the anticipated resolution of certain federal and state income tax matters. The reduction includes a favorable ruling from the IRS and the completion of IRS and certain state tax audits for fiscal 2000 through fiscal 2002. The one-time reduction in the tax contingencies reserve is expected to increase fourth-quarter and fiscal 2005 net earnings by a significant amount.

During its fiscal fourth quarter, Best Buy adopted new accounting guidance (Emerging Issues Task Force No. 04-08) that requires it to include the dilutive effect of convertible debentures in its computation of diluted earnings per share, regardless of whether the criteria for conversion have been met. The company believes that the adoption of the new accounting guidance will reduce diluted earnings per share by approximately 2 cents and 3 cents for the fourth quarter and fiscal year, respectively.

Based on recent developments in the accounting practices of other major retailers, the company is reviewing its current lease accounting practices. The company has been recording rent expense over the initial lease term on a straight-line basis, beginning with the lease inception date, which generally coincided with the first rent payment. The company’s review is expected to result in an adjustment that accelerates the recognition of Best Buy’s rent expense. As a result, the company expects to reflect a one-time rent expense adjustment in its fourth-quarter fiscal 2005 financial results. However, cash flows and the timing of rent payments are not affected. In addition, Best Buy does not anticipate changing its leasehold improvement depreciation practices, as the company’s practice has been to amortize its leasehold improvements over the shorter of the initial lease term or the useful life of the asset.

The company’s revised earnings guidance for both the fourth quarter and fiscal year excludes the effect of the resolution of certain tax matters as well as the impact of adjustments in accounting practices. The impact of the resolution of certain tax matters and the accounting adjustments are subject to review by Best Buy’s external auditor as part of the annual audit procedures.

Consumer Electronics Product Group Drives the Comparable Store Sales Gain

As shown below, Best Buy’s revenue mix for the fourth quarter and fiscal 2005 reflected the relative out-performance of the consumer electronics product group.

Product Revenue Mix Summary – Continuing Operations

	Fourth Quarter Ended		Year Ended
Product Group	Feb. 26, 2005	Feb. 28, 2004	Feb. 26, 2005	Feb. 28, 2004
Consumer Electronics	41%	39%	39%	38%
Home Office	32%	32%	34%	35%
Entertainment Software	23%	25%	21%	22%
Appliances	4%	4%	6%	5%
Total	100%	100%	100%	100%

Note: All periods presented reflect the reclassification of MP3 players into the consumer electronics product group from the home office product group.

The consumer electronics product group – which comprised 41 percent of revenue for the fourth quarter – had the largest impact on the company’s comparable store sales gain. The consumer electronics product group had a high-single-digit comparable store sales gain for the fourth quarter. Comparable store sales of digital televisions increased by the strong double digits, benefiting from expanded assortments, attractive pricing and effective financing promotions. Comparable store sales of televisions rose by the high single digits, reflecting strong results from digital TVs partially offset by a double-digit decline in analog TVs as more consumers opted for improved TV displays. The company estimated that digital TVs represented approximately 70 percent of its TV revenue mix for the fourth quarter. The continued triple-digit gains in MP3 players reflected consumer interest in portable entertainment and new products. New merchandise displays supported a comparable store sales gain in the high teens for digital cameras for the fourth quarter. The company enjoyed a triple-digit gain in satellite radio hardware and subscriptions. Partially offsetting the gains were significant comparable store sales declines for DVD players and certain audio products. The company expects digital TV revenue to continue to increase in its revenue mix in fiscal 2006, thanks in part to improved supply and more affordable pricing.

The strongest-performing product group for the fourth quarter was appliances, which posted a comparable store sales gain in the low double digits. This product group represented 4 percent of the revenue mix for the fourth quarter. Comparable store sales of major appliances rose by the mid teens, reflecting new product introductions and effective promotions that garnered continued market share gains in refrigeration products. In fiscal 2006, the company plans to continue to roll out its improved appliances labor model and expanded appliances assortments; currently, approximately 150 U.S. Best Buy stores are participating in the pilot program. The company also is planning to install new displays at all U.S. Best Buy stores’ appliances departments by summer, featuring new lifestyle vignettes.

The home office product group – which comprised 32 percent of revenue – showed a comparable store sales gain in the low single digits for the quarter, led by a gain from notebook computers in the high teens. Consumers responded to expanded assortments and improved displays of notebook computers. Strength in accessories, printers and computer services – supported by Geek Squad agents at all Best Buy stores – contributed to the product group’s results. Comparable store sales of desktop computers declined by the mid single digits compared with last year’s fourth quarter, reflecting consumers’ continued migration to notebook computers. The company anticipates nearly doubling its ranks of Geek Squad agents in fiscal 2006 and plans to expand its Geek Squad services to reach small business customers in select markets. In addition, the company said it expects growing consumer interest in media center PCs in the coming year.

A low-single-digit comparable store sales decline for the entertainment software product group was driven by decreased revenue from video gaming and CDs, offset by a gain in DVDs. The high-single-digit comparable store sales gain in DVDs reflected a better in-stock position and successful new releases. During the quarter, the company’s set of four Elton John DVDs – which are exclusive to Best Buy and Future Shop stores for a limited time – attained 12 times platinum status (certified by the Recording Industry Association of America), establishing the release as the legendary artist’s best-performing DVD. Digital music subscriptions also increased, yet the company had a low-double-digit decrease in comparable store sales of CDs. Comparable store sales of video gaming declined by the high single digits, reflecting hardware shortages as well as softness in video game software related to the current product lifecycle. The entertainment software product group represented 23 percent of the company’s revenue mix in the fourth quarter. In fiscal 2006, the company anticipates launching tailored CD and DVD assortments in many of its U.S. Best Buy stores, shifting a portion of its CD selling space to DVDs, and expanding its digital entertainment offerings. The video game product category in fiscal 2006 is expected to benefit from the launch of Playstation Portable in the spring, the launch of XBox2 next winter and improved supplies of existing video game hardware platforms.

The company opened 11 stores during its fiscal fourth quarter and closed two unprofitable Magnolia Audio Video stores (which had a total of 35,000 square feet). The new stores included nine U.S. Best Buy stores, including three of its 45,000-square-foot stores, two of its 30,000-square-foot stores and four of its 20,000-square-foot stores. It also opened two Best Buy stores in Canada averaging 27,000 square feet, as part of the company’s dual branding strategy. The company operated 668 U.S. Best Buy stores, 20 Magnolia Audio Video stores, 114 Future Shop stores and 30 Canadian Best Buy stores at the end of the fiscal fourth quarter. (For updated square footage and store concept information, as well as Best Buy’s fiscal 2006 new store opening plans announced in January, please refer to www.BestBuy.com and click on “For Our Investors.”)

Best Buy is scheduled to release its fourth-quarter and fiscal year earnings before the stock market opens on Wednesday, March 30. Its earnings conference call is scheduled to begin at 10 a.m. E.S.T. on March 30 and is expected to be available on its Web site both live and after the call, at www.BestBuy.com. To access the call, simply click on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s filings with the Securities and Exchange Commission. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 830 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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